Exhibit 4.7

FORM OF GLOBAL SECURITY

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE RIGHTS OF THE HOLDER OF THIS SUBORDINATED DEBT SECURITY ARE, TO THE EXTENT AND IN THE MANNER SET FORTH IN SECTION 12.01 OF THE INDENTURE, SUBORDINATED TO THE CLAIMS OF OTHER CREDITORS OF THE COMPANY, AND THIS SUBORDINATED NOTE IS ISSUED SUBJECT TO THE PROVISIONS OF THAT SECTION 12.01, AND THE HOLDER OF THIS SUBORDINATED NOTE, BY ACCEPTING THE SAME, AGREES TO AND SHALL BE BOUND BY SUCH PROVISIONS. THE PROVISIONS OF SECTION 12.01 OF THE INDENTURE AND THE TERMS OF THIS PARAGRAPH ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF SCOTLAND.

CUSIP No. 539439 BE8

ISIN No. US539439BE84

Common Code: 309617592

LLOYDS BANKING GROUP PLC

6.068% FIXED RATE RESET DATED SUBORDINATED TIER 2 NOTES DUE 2036

No. [•]	$[•]

LLOYDS BANKING GROUP PLC (herein called the “Company”, which term includes any successor person under the Indenture (as defined on the reverse hereof)), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $[•] ([•] Dollars) on June 13, 2036 or on such earlier date as the principal hereof may become due in accordance with the terms hereof and to pay interest thereon semi-annually in arrears on June 13 and December 13 of each year, commencing on December 13, 2025, and ending on June 13, 2036 (each, a “Payment Date”). Interest so payable on any Payment Date shall be paid to the holder in whose name this Subordinated Debt Security is registered on May 29 and November 28 immediately preceding the related Payment Date, whether or not a Business Day (each a “Regular Record Date”). If (i) the Company fails to pay any installment of interest on any Subordinated Debt Security on or before its Payment Date and such failure continues for 14 days or (ii) the Company fails to pay all or any part of the principal of any Subordinated Debt Security on any date on which such principal shall otherwise have become due and payable, whether upon redemption or otherwise, and such failure continues for seven days (each of (i) and (ii), a “Default”), the Trustee may commence a proceeding for the winding up of the Company or a Qualifying  Administration, provided that the Trustee may not, upon the occurrence of a Default, declare the principal amount of any of the Outstanding Subordinated Debt Securities to be due and payable.

Interest shall accrue on this Subordinated Debt Security from (and including) the date of issuance to (but excluding) June 13, 2035 (the “Reset Date”) at the rate of 6.068% per annum (the “Initial Interest Rate”) and from (and including) the Reset Date to (but excluding) June 13, 2036 (the “Maturity”) (the “Reset Period”), at a rate per annum calculated by the Calculation Agent on the second Business Day immediately preceding the Reset Date (the “Reset Determination Date”) as being equal to the sum of the applicable U.S. Treasury Rate (as defined below) (expressed as a rate per annum) and 1.600% (the “Margin”), such sum being converted to a semi-annual rate in accordance with market convention (rounded to three decimal places, with 0.0005 rounded down) (the “Reset Rate of Interest”).

Interest on the Subordinated Debt Securities will be calculated on the basis of a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, on the basis of the actual number of days elapsed in such period. If any scheduled Interest Payment Date is not a Business Day, the Company will pay interest on the next Business Day, but interest on that payment will not accrue during the period from and after the scheduled Interest Payment Date.  If the scheduled Maturity date or date of redemption or repayment is not a Business Day, the Company may pay interest and principal on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the scheduled Maturity date or date of redemption or repayment.

Payment of the principal amount of (and premium, if any) and any interest on, this Subordinated Debt Security will be made in Dollars.  Such payment shall be made through one or more Paying Agents appointed under the Indenture to the Holder of this Subordinated Debt Security. If the date for payment of the principal amount hereof (and premium, if any) or interest thereon is not a Business Day, then (subject as provided in the Indenture) such payment shall be made on the next succeeding Business Day with the same force and effect as if made on such date for payment and without any interest or other payment in respect of such delay.

Prior to due presentment of this Subordinated Debt Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Subordinated Debt Security is registered as the owner of such Subordinated Debt Security for the purpose of receiving payment of principal and interest, if any, on such Subordinated Debt Security and for all other purposes whatsoever, whether or not such Subordinated Debt Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

Reference is hereby made to the further provisions of this Subordinated Debt Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Subordinated Debt Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Notwithstanding any other agreements, arrangements, or understandings between the Company and any Holder or Beneficial Owner of this Subordinated Debt Security, by purchasing or acquiring this Subordinated Debt Security, each Holder (including each Beneficial Owner) of this Subordinated Debt Security acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Subordinated Debt Securities; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Subordinated Debt Securities into shares or other securities or other obligations of the Company or another person (and the issue to or conferral on the holder of such shares, securities or obligations, including by means of amendment, modification or variation of the terms of the Subordinated Debt Securities); and/or (iii) the amendment or alteration of the Maturity of the Subordinated Debt Securities, or amendment of the amount of interest due on the Subordinated Debt Securities, or the dates on which interest becomes payable, including by suspending payment for a temporary period; any U.K. bail-in power may be exercised by means of variation of the terms of the Subordinated Debt Securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. With respect to (i), (ii) and (iii) above, references to principal and interest shall include payments of principal and interest that have become due and payable (including principal that has become due and payable at Maturity), but which have not been paid, prior to the exercise of any U.K. bail-in power. Each Holder and each Beneficial Owner of the Subordinated Debt Securities further acknowledges and agrees that the rights of the Holders and/or Beneficial Owners under the Subordinated Debt Securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

For these purposes, a “U.K. bail-in power” is any write-down, conversion, transfer, modification, moratorium and/or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of financial holding companies, mixed financial holding companies, banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to the Company or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted in the United Kingdom within the context of the U.K. resolution regime under the Banking Act 2009 as the same has been or may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013, secondary legislation or otherwise), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, canceled, modified, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (or suspended for a temporary period) or pursuant to which any right in a contract governing such obligations may be deemed to have been exercised. A reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power.

“U.S. Treasury Rate” means, with respect to the Reset Date, the rate per annum equal to: (1) the arithmetic average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity for the maturity of one year (“Yields”), for the five consecutive business days immediately prior to the Reset Determination Date and appearing under the caption “Treasury constant maturities” on the Reset Determination Date as of 5:00 p.m. (New York City time), in the applicable most recently published statistical release designated “H.15 Daily Update”, or any successor publication that is published by the Board of Governors of the Federal Reserve System that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity, under the caption “Treasury constant maturities”, for the maturity of one year; provided that if the Yield is not available through such release (or successor publication) for any relevant business day, then the arithmetic average will be determined based on the Yields for the remaining business days during the five business day period described above (provided further that if the Yield is available for only a single business day during such five business day period, the “U.S. Treasury Rate” will mean the single-day Yield for such day); or (2) if such release (or any successor release) is not published during the week immediately prior to the Reset Determination Date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Reset Date.

If the U.S. Treasury Rate cannot be determined, for whatever reason, as described under (1) or (2) above, “U.S. Treasury Rate” means the rate in percentage per annum as notified by the Calculation Agent to the Company equal to the last reported Yield on U.S. Treasury securities having a maturity of one year based on information appearing in the most recently published statistical release designated “H.15 Daily Update”  (or any successor publication by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities) as of 5:00 p.m. (New York City time) on the Reset Determination Date.

The U.S. Treasury Rate shall be determined by The Bank of New York Mellon, London Branch as Calculation Agent.

All calculations of the Calculation Agent, in the absence of manifest error, shall be conclusive for all purposes and binding on the Company, the Trustee, the Paying Agent and on the Holders of the Subordinated Debt Securities.

All percentages resulting from any of the above calculations shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all Dollar amounts used in or resulting from such calculations shall be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Subordinated Debt Securities during the Reset Period will in no event be higher than the maximum rate permitted by law or lower than 0.00% per annum.

By its acquisition of Subordinated Debt Securities or an interest therein, each Holder and Beneficial Owner of Subordinated Debt Securities and each subsequent holder and Beneficial Owner waives any and all claims in law and/or equity against the Trustee, the Calculation Agent or any paying agent for, agrees not to initiate a suit against the Trustee, the Calculation Agent and any paying agent in respect of, and agrees that none of the Trustee, the Calculation Agent or any paying agent will be liable for, any action that the Trustee, the Calculation Agent or any paying agent, as the case may be, takes, or abstains from taking, in each case in accordance herewith or any losses suffered in connection therewith.

For the avoidance of doubt, the Trustee shall have the rights set forth in Section 9.03 of the Subordinated Indenture with respect to any amendment or alteration of the terms and conditions of the Subordinated Debt Securities and the Indenture.

“Comparable Treasury Issue” means, with respect to the Reset Period, the U.S. Treasury security or securities selected by the Company with a maturity date on or about the last day of the Reset Period and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in Dollars and having a maturity of one year.

“Comparable Treasury Price” means, with respect to the Reset Date, (i) the arithmetic average of the Reference Treasury Dealer Quotations for the Reset Date (calculated by the Calculation Agent on the Reset Determination Date preceding the Reset Date), after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if fewer than five such Reference Treasury Dealer Quotations are received by the Company, the arithmetic average of all such quotations, or (iii) if fewer than two such Reference Treasury Dealer Quotations are received by the Company, then such Reference Treasury Dealer Quotation as quoted in writing to the Company by a Reference Treasury Dealer.

“Reference Treasury Dealer” means each of up to five banks selected by the Company, or the affiliates of such banks, which are (i) primary U.S. Treasury securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues denominated in Dollars.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and the Reset Date, the bid and offered prices obtained by the Company for the applicable Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, at 11:00 a.m. (New York City time), on the Reset Determination Date.

“Business Day” means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the City of London.

“Calculation Agent” means The Bank of New York Mellon, London Branch, or its successor appointed by the Company from time to time in accordance with the Calculation Agent Agreement between the Company and The Bank of New York Mellon, London Branch, dated as of the Issue Date.

IN WITNESS WHEREOF, the Company has caused this Subordinated Debt Security to be duly executed.

Dated:

LLOYDS BANKING GROUP PLC

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Subordinated Debt Securities of the series designated herein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON, acting through its London Branch, as Trustee

By:
Authorized Signatory

[REVERSE OF SECURITY]

This security is one of a duly authorized issue of securities of the Company (herein called the “Subordinated Debt Securities”) issued and to be issued in one or more series under a Subordinated Indenture, dated as of November 4, 2014 (herein called the “Subordinated Indenture”), between the Company, as issuer, and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Subordinated Indenture), as supplemented by the Eleventh Supplemental Indenture, dated as of June 13, 2025, among the Company, the Trustee, The Bank of New York Mellon, acting through its London Branch, as paying agent (herein called the “Paying Agent”) and The Bank of New York Mellon SA/NV, Dublin Branch, as Subordinated Debt Security Registrar (the “Eleventh Supplemental Indenture”, and, together with the Subordinated Indenture, the “Indenture”) to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Subordinated Debt Securities and of the terms upon which the Subordinated Debt Securities are, and are to be, authenticated and delivered.

This Subordinated Debt Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $1,250,000,000. The Company may, from time to time, without the consent of the Holders of the Subordinated Debt Securities, issue additional Subordinated Debt Securities of one or more of the series of Subordinated Debt Securities issued under the Subordinated Indenture, having the same ranking and the same interest rate, Maturity, redemption terms and other terms as the Subordinated Debt Securities, except for the price to the public, issue date and first Interest Payment Date, provided that such additional Subordinated Debt Securities must be fungible with the outstanding Subordinated Debt Securities for U.S. federal income tax purposes.  Any such additional Subordinated Debt Securities, together with the Subordinated Debt Securities of the applicable series, shall constitute a single series of Subordinated Debt Securities under the Subordinated Indenture and shall be included in the definition of “Securities” in the Subordinated Indenture where the context requires.

The Subordinated Debt Securities will constitute our direct, unconditional, unsecured, unguaranteed and subordinated obligations ranking pari passu without any preference among themselves and ranking junior in right of payment to the claims of any existing and future unsecured and unsubordinated indebtedness of the Company.

The rights of the Holders of the Subordinated Debt Securities of this series are, to the extent and in the manner set forth in Section 12.01 of the Indenture, subordinated to the claims of all Senior Creditors of the Company, and this series of Subordinated Debt Securities is issued subject to the provisions of that Section 12.01, and the Holders of this series of Subordinated Debt Securities, by accepting the same, agree to and shall be bound by such provisions.  The provisions of Section 12.01 of the Indenture and the terms of this paragraph are governed by, and shall be construed in accordance with, the laws of Scotland.

If an Event of Default occurs with respect to Subordinated Debt Securities of any series, then in every such case the Trustee or the Holder or Holders of not less than 25% in aggregate principal amount of the Outstanding Subordinated Debt Securities of this series may declare the principal amount, together with accrued interest (if any), and Additional Amounts (if any), payable on such Subordinated Debt Securities, of all the Subordinated Debt Securities to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holder or Holders), and upon any such declaration such amount shall become immediately due and payable.

Except as otherwise provided in Article 5 of the Indenture, during the continuance of an Event of Default, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of the Subordinated Debt Securities by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Subordinated Indenture or in aid of the exercise of any power granted herein, or to enforce any other legal or equitable right vested in the Trustee by the Subordinated Indenture or by law, provided, however, that the Company shall not, as a result of the bringing of such judicial proceedings, be required to pay any amount representing or measured by reference to the principal of, or any interest on, the Subordinated Debt Securities prior to any date on which the principal of, or any interest on, the Subordinated Debt Securities would have otherwise been payable by the Company.

If a Default occurs, the Trustee may commence a proceeding for the winding-up of the Company and/or prove in a winding-up of the Company or a Qualifying Administration for all due and payable amounts, provided that the Trustee may not, upon the occurrence of a Default (except in such winding-up, in accordance with Section 5.01 of the Indenture), declare the principal amount of any of the Outstanding Subordinated Debt Securities to be due and payable.

Failure to make any payment in respect of this Subordinated Debt Security shall not be a Default if such payment is withheld or refused and an Opinion of Counsel is delivered to the Trustee concluding that such sums were not paid in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, provided, however, that the Trustee may by notice to the Company require the Company to take such action (including but not limited to proceedings for a declaration by a court of competent jurisdiction) as the Trustee may be advised in an Opinion of Counsel, upon which opinion the Trustee may conclusively rely, is appropriate and reasonable in the circumstances to resolve such doubt, in which case the Company shall forthwith take and expeditiously proceed with such action and shall be bound by any final resolution of the doubt resulting therefrom. If any such action results in a determination that the relevant payment can be made without violating any applicable law, regulation or order then the provisions of the preceding sentence shall cease to have effect and the payment shall become due and payable on the expiration of 14 days (in the case of payments under Section 5.03(a) of the Indenture) or seven days (in the case of payments under Section 5.03(b) of the Indenture) after the Trustee gives written notice to the Company informing it of such resolution.

Subject to applicable law, no Holder may exercise or claim any right of set-off, counterclaim, combination of accounts, compensation or retention in respect of any amount owed to it by the Company arising under or in connection with the Subordinated Debt Securities. By accepting a Subordinated Debt Security, each Holder will be deemed to have waived any right of set-off, counterclaim, combination of accounts, compensation or retention with respect to the Subordinated Debt Securities or this Subordinated Indenture (or between the obligations under or in respect of any Subordinated Debt Securities and any liability owed by a Holder to the Company) that they might otherwise have against the Company.

No remedy against the Company other than as referred to in Article 5 of the Indenture shall be available to the Trustee (on behalf of the Holders) or the Holders, whether for the recovery of amounts owing in respect of the Subordinated Debt Securities or under the Indenture or in respect of any breach by the Company of any of its other obligations under or in respect of the Subordinated Debt Securities or under the Subordinated Indenture, except that the Trustee and the Holders shall have such rights and powers as they are required to have under the Trust Indenture Act.

Amounts to be paid on the Subordinated Debt Securities will be made without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges or fees imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision thereof or authority thereof that has the power to tax (a “U.K. Taxing Jurisdiction”), unless such deduction or withholding is required by law. If at any time a U.K. Taxing Jurisdiction requires the Company to make such deduction or withholding, the Company will pay additional amounts with respect to the interest only on the Subordinated Debt Securities (“Additional Amounts”) that are necessary in order that the net amounts of interest paid to the Holders of Subordinated Debt Securities of the particular series, after the deduction or withholding, shall equal the amounts of interest only which would have been payable on the Subordinated Debt Securities if the deduction or withholding had not been required. However, this will not apply to any such tax, levy, impost, duty, charge or fee which would not have been deducted or withheld but for the fact that:

(i) the Holder or the Beneficial Owner of the Subordinated Debt Security is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, the U.K Taxing Jurisdiction or otherwise having some connection with the U.K. Taxing Jurisdiction other than the holding or ownership of a Subordinated Debt Security, or the collection of any payment of, or in respect of, principal of, or any interest or other payment on, any Subordinated Debt Security;

(ii) except in the case of winding-up in the United Kingdom, the relevant Subordinated Debt Security is presented (where presentation is required) for payment in the United Kingdom;

(iii) the relevant Subordinated Debt Security is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to the Additional Amounts on presenting the same for payment at the close of that 30 day period;

(iv) the Holder or the Beneficial Owner of the relevant Subordinated Debt Security or the Beneficial Owner of any payment of or in respect of principal of, or any interest or other payment on, the Subordinated Debt Security failed to comply with a request of the Company or its liquidator or other authorized person addressed to the Holder (x) to provide information concerning the nationality, residence or identity of the Holder or the Beneficial Owner or (y) to make any declaration or other similar claim to satisfy any requirement, which in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the U.K. Taxing Jurisdiction as a precondition to exemption from all or part of the tax, levy, impost, duty, charge or fee;

(v) the deduction or withholding is imposed by reason of any agreement with the U.S. Internal Revenue Service in connection with Sections 1471-1474 of the US Internal Revenue Code and the U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement between the United States and the United Kingdom or any other jurisdiction with respect to FATCA, or any law, regulation or other official guidance enacted or issued in any jurisdiction implementing, or relating to, FATCA or any intergovernmental agreement; or

(vi) any combination of subclauses (i) through (v) above,

nor shall Additional Amounts be paid with respect to any interest only on the Subordinated Debt Securities to any Holder who is a fiduciary or partnership or settlor with respect to such fiduciary or a member of such partnership other than the sole Beneficial Owner of such payment to the extent such payment would be required by the laws of any taxing jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a Beneficial Owner who would not have been entitled to such Additional Amounts, had it been the Holder. With respect to any deduction or withholding made by any of the Company, the Trustee, the Paying Agent or another withholding agent from any amount payable on, or in respect of, the Subordinated Debt Securities in the events described in clauses (i) through (vi) above, the amounts so deducted or withheld shall be treated as having been paid to the holder of the Subordinated Debt Securities, and no additional amounts will be paid on account of any such deduction or withholding. None of the Company, the Trustee, the Paying Agent or another withholding agent shall have any liability in connection with their compliance with any such withholding obligation under applicable law.

Whenever in the Indenture there is mentioned, in any context, the payment of interest on, or in respect of, any Subordinated Debt Securities of any series such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this Section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions of this Section and as if express mention of the payment of Additional Amounts (if applicable) were made in any provisions hereof where such express mention is not made. Upon request from the Trustee or a paying agent, the Company shall provide information reasonably necessary and readily available in order to enable to the Trustee or paying agent to determine whether any withholding obligations under FATCA apply. None of the Company, the Trustee or a paying agent shall have any liability in connection with the Company’s or Trustee’s or paying agent’s compliance with any such withholding obligation under applicable law.

Subordinated Debt Securities may not be redeemed except in accordance with provisions of applicable law, applicable provisions of the Applicable Regulations and except as provided in the Indenture. The Subordinated Debt Securities may not be redeemed in whole or in part at the option of the Holder thereof.

Subject to the limitations specified below, the Company may, at the option of the Company, on not less than 15 nor more than 30 days’ notice, redeem the Subordinated Debt Securities, as a whole but not in part, at a redemption price equal to 100% of the principal amount, of the Subordinated Debt Securities then outstanding, together with any accrued interest to (but excluding) the date fixed for redemption, if at any time the Company determines that:

(i)       as a result of a change in, or amendment to, the laws or regulations of the United Kingdom, or any political subdivision or authority therein or thereof, having the power to tax, including any treaty to which the United Kingdom is a party, or any change in any generally published application or interpretation of such laws, including a decision of any court or tribunal, or any change in the generally published application or interpretation of such laws by any relevant tax authority or any generally published pronouncement by any tax authority, which change, amendment or pronouncement (x) (subject to (y)) becomes effective on or after the date of issuance of the Subordinated Debt Securities (the “Issue Date”), or (y) in the case of a change in law, if such change is enacted by United Kingdom Act of Parliament or implemented by statutory instrument, on or after the Issue Date (a “Tax Law Change”), the Company has paid or will or would on the next payment date be required to pay Additional Amounts to any Holder of the Subordinated Debt Securities; and/or

(ii)       a Tax Law Change would:

(A)       result in the Company not being entitled to claim a deduction in respect of any payments (or its corresponding funding costs as recognized in its financial statements) in respect of the Subordinated Debt Securities in computing its taxation liabilities or the amount or value of such deduction to the Company would be materially reduced;

(B)       prevent the Subordinated Debt Securities from being treated as loan relationships for United Kingdom tax purposes;

(C)       as a result of the Subordinated Debt Securities being in issue, result in the Company not being able to have losses or deductions set against the profits or gains, or profits or gains offset by the losses or deductions, of companies with which it is or would otherwise be so grouped for applicable United Kingdom tax purposes (whether under the group relief system current as of the Issue Date or any similar system or systems having like effect as may from time to time exist);

(D)        result in a United Kingdom tax liability, or the receipt of income or profit which would be subject to United Kingdom tax, in respect of a write-down of the principal amount of the Subordinated Debt Securities or the conversion of the Subordinated Debt Securities into shares or other obligations of the Company (including, pursuant to the terms and conditions of the Subordinated Debt Securities or as a result of the exercise of any regulatory powers under the Banking Act); or

(E)       result in a Subordinated Debt Security or any part thereof being treated as a derivative or an embedded derivative for United Kingdom tax purposes,

(each such Tax Law Change, a “Tax Event”); provided, however, in each case that the Company could not avoid the consequences of the Tax Event by taking measures reasonably available to it.

Prior to the delivery of any such notice of redemption, the Company shall deliver to the Trustee (i) a written legal opinion of independent United Kingdom counsel of recognized standing (selected by the Company), in a form satisfactory to the Trustee, to the effect that a Tax Event has occurred, and (ii) an Officer’s Certificate confirming (1) that all the conditions necessary for redemption have occurred and that the Company could not avoid the consequences of the Tax Event by taking measures reasonably available to it, and (2) that if, and to the extent required under Applicable Regulations, the Company has demonstrated to the satisfaction of the Relevant Regulator that the relevant change or event is material and was not reasonably foreseeable by the Company on the Issue Date. The Trustee is entitled to conclusively rely on and accept such opinion and Officer’s Certificate without any duty whatsoever of further inquiry and without liability to any person, in which event such opinion and Officer’s Certificate shall be conclusive and binding on the Trustee, the Holders and the Beneficial Owners.

Subject to the conditions set out below, the Subordinated Debt Securities are redeemable, as a whole but not in part, at the option of the Company, on not less than 15 calendar days’ nor more than 30 calendar days’ notice, at any time, at a redemption price equal to 100% of the principal amount, together with accrued but unpaid interest thereon, if any, in respect of Subordinated Debt Securities to, but excluding, the date fixed for redemption if, immediately prior to the giving of the notice referred to above, a Capital Disqualification Event has occurred.

Prior to the giving of any notice of redemption, the Company must deliver to the Trustee an Officer’s Certificate stating that (i) a Capital Disqualification Event has occurred, and (ii) if, and to the extent required under Applicable Regulations, the Company has demonstrated to the satisfaction of the Relevant Regulator that the relevant change was not reasonably foreseeable by the Company as at the Issue Date. The Trustee shall be entitled to accept such Officer’s Certificate without any further inquiry and without liability to any person, in which event such Officer’s Certificate shall be conclusive and binding on the Trustee and the Holders and Beneficial Owners.

Subject to the conditions set out below, and to applicable law in force at the relevant time, including the Applicable Regulations, the Company may from time to time purchase Subordinated Debt Securities in the open market or by tender or by private agreement, in any manner and at any price or at differing prices. Subordinated Debt Securities purchased or otherwise acquired by the Company may be held, resold or at the Company’s sole discretion, surrendered to the Trustee for cancellation (in which case all Subordinated Debt Securities so surrendered will forthwith be cancelled in accordance with applicable law and thereafter may not be re-issued or resold).

Subject to the conditions set out below, the Subordinated Debt Securities are redeemable, in whole but not in part, at the option of the Company, on not less than 15 calendar days’ nor more than 30 calendar days’ notice to each Holder of Subordinated Debt Securities to be redeemed, at any time, at a redemption price equal to 100% of the principal amount, together with accrued but unpaid interest thereon, if any, to, but excluding June 13, 2035, at the option of the Company on the Reset Date. Notice shall be given to the Trustee at least five Business Days prior to the date notice is sent to Holders, unless a shorter notice period shall be satisfactory to the Trustee.

Upon the occurrence of a Tax Event or a Capital Disqualification Event, the Company may, subject to the conditions set out in Section 11.13 of the Indenture, but without any requirement for the consent or approval of the Holders of the Subordinated Debt Securities, at any time (whether before, on or following the Reset Date) either substitute all (but not some only) of the Subordinated Debt Securities for, or vary the terms of the Subordinated Debt Securities so that they remain or, as appropriate, become, Compliant Securities, and the Trustee shall (subject to the below) agree to such substitution or variation. Upon the expiry of such notice, the Company shall either vary the terms of or substitute the Subordinated Debt Securities, as the case may be.

Prior to the giving of any notice of substitution or variation, the Company must deliver to the Trustee an Officer’s Certificate stating that a Tax Event or a Capital Disqualification Event, as the case may be, has occurred, setting out the details thereof, and stating that the terms of the relevant Compliant Securities comply with the definition thereof. The Trustee shall be entitled to accept such Officer’s Certificate without any further inquiry, in which event such Officer’s Certificate shall be conclusive and binding on the Trustee and the Holders and Beneficial Owners of the Subordinated Debt Securities.

“Compliant Securities” means securities issued directly by the Company that:

(a) have terms not materially less favorable to an investor than the terms of the Subordinated Debt Securities (as reasonably determined by the Company in consultation with an investment bank or financial adviser of international standing (which in either case is independent of the Company)) and provided that the Company has delivered an Officer’s Certificate to such effect (including as to such consultation) to the Trustee (upon which the Trustee shall be entitled to rely without further inquiry and without liability to any person) prior to the issue or variation of the relevant securities);

(b) subject to (a) above (1) contain terms which comply with the then current requirements of the Relevant Regulator in relation to Tier 2 capital; (2) provide for the same interest rate and Interest Payment Dates from time to time applying to the Subordinated Debt Securities; (3) rank pari passu with the ranking of the Subordinated Debt Securities; (4) preserve any existing rights under the Indenture to any accrued interest or other amounts which have not been either paid or canceled; and (5) preserve the obligations of the Company as to payments of principal in respect of the Subordinated Debt Securities, including (without limitation) as to the timing and amount of such payments;

(c) are (1) listed on the New York Stock Exchange or (2) listed on such other stock exchange as is a Recognized Stock Exchange at that time as selected by the Company; and

(d) where the Subordinated Debt Securities which have been substituted or varied had a published rating (solicited by, or assigned with the cooperation of, the Company) from a Rating Agency immediately prior to their substitution or variation, each such Rating Agency has ascribed, or announced its intention to ascribe, an equal or higher published rating to the relevant Compliant Securities.

“Recognized Stock Exchange” means a recognized stock exchange as defined in section 1005 of the U.K. Income Tax Act 2007 as the same may be amended from time to time and any provision, statute or statutory instrument replacing the same from time to time.

The Subordinated Debt Securities may be redeemed, purchased, substituted or varied by the Company prior to Maturity as provided in the foregoing paragraphs, subject to:

(a) the Company giving notice to the Relevant Regulator and the Relevant Regulator granting permission to the Company to redeem, purchase, substitute or vary the Subordinated Debt Securities as the case may be (in each case to the extent, and in the manner, required by the Applicable Regulations);

(b) in respect of any redemption of the Subordinated Debt Securities proposed to be made prior to the fifth anniversary of the Issue Date, if and to the extent then required under the Applicable Regulations (a) in the case of an optional redemption due to a Tax Event, the Company having demonstrated to the satisfaction of the Relevant Regulator that the relevant change or event is material and was not reasonably foreseeable by the Company as at the Issue Date or (b) in the case of redemption following the occurrence of a Capital Disqualification Event, the Company having demonstrated to the satisfaction of the Relevant Regulator that the relevant change (or pending change) was not reasonably foreseeable by the Company as at the Issue Date and the Relevant Regulator considering such change to be sufficiently certain;

(c) if and to the extent then required under the Applicable Regulations, either: (A) the Company having replaced the Subordinated Debt Securities with instruments qualifying as own funds of equal or higher quality on terms that are sustainable for the income capacity of the Company; or (B) (save in the case of sub-paragraph (d)(A) below) the Company demonstrating to the satisfaction of the Relevant Regulator that the own funds and eligible liabilities of the Company would, following such redemption, purchase, substitution or variation, exceed its minimum applicable capital requirements (including any applicable buffer requirements) by a margin that the Relevant Regulator considers necessary at such time; and

(d) in the case of any purchase prior to the fifth anniversary of the Issue Date, in addition to satisfying either of the conditions specified in paragraph (c) above, either: (A) the Company having, before or at the same time as such purchase, replaced the Subordinated Debt Securities with own funds instruments of equal or higher quality at terms that are sustainable for the income capacity of the Company, and the Relevant Regulator having permitted such action on the basis of the determination that it would be beneficial from a prudential point of view and justified by exceptional circumstances; or (B) the relevant Subordinated Debt Securities being purchased for market- making purposes in accordance with the Applicable Regulations.

Any refusal by the Relevant Regulator to grant its permission as contemplated above shall not constitute a Default or an Event of Default for any purpose. Notwithstanding the above conditions, if, at the time of any redemption, purchase, substitution or variation, the then-prevailing Applicable Regulations permit the repayment, purchase, substitution or variation only after compliance with one or more alternative or additional preconditions to those set out above, the Company shall comply with such other and/or, as appropriate, additional pre-condition(s).

If the Company elects to redeem the Subordinated Debt Securities, the Subordinated Debt Securities will cease to accrue interest from the date of redemption, provided the redemption price has been paid in accordance with the Indenture.

Upon payment of (i) the amount of principal (and premium, if any) so declared due and payable and (ii) accrued and unpaid interest, all of the Company’s obligations in respect of the payment of the principal of (and premium, if any), and accrued and unpaid interest on, the Subordinated Debt Securities of this series shall terminate.

Notwithstanding any other agreements, arrangements, or understandings between the Company and any Holder or Beneficial Owner of the Subordinated Debt Securities, by purchasing or acquiring the Subordinated Debt Securities, each Holder (including each Beneficial Owner) of the Subordinated Debt Securities acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Subordinated Debt Securities; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Subordinated Debt Securities into shares or other securities or other obligations of the Company or another person (and the issue to or conferral on the holder of such shares, securities or obligations, including by means of an amendment, modification or variation of the terms of the Subordinated Debt Securities); and/or (iii) the amendment or alteration of the Maturity of the Subordinated Debt Securities, or amendment of the amount of interest due on the Subordinated Debt Securities, or the dates on which interest becomes payable, including by suspending payment for a temporary period; any U.K. bail-in power may be exercised by means of variation of the terms of the Subordinated Debt Securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power.  With respect to (i), (ii) and (iii) above, references to principal and interest shall include payments of principal and interest that have become due and payable (including principal that has become due and payable at Maturity), but which have not been paid, prior to the exercise of any U.K. bail-in power. Each Holder and Beneficial Owner of the Subordinated Debt Securities further acknowledges and agrees that the rights of the Holders and/or Beneficial Owners under the Subordinated Debt Securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

For these purposes, a “U.K. bail-in power” is any write-down, conversion, transfer, modification, moratorium and/or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of financial holding companies, mixed financial holding companies, banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to the Company or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted in the United Kingdom within the context of the U.K. resolution regime under the Banking Act 2009 as the same has been or may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013, secondary legislation or otherwise), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, canceled, modified, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (or suspended for a temporary period) or pursuant to which any right in a contract governing such obligations may be deemed to have been exercised. A reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power.

By purchasing or acquiring the Subordinated Debt Securities, each Holder and each Beneficial Owner of the Subordinated Debt Securities:

(i) acknowledges and agrees that no exercise of the U.K. bail-in power by the relevant U.K. resolution authority in respect of the Subordinated Debt Securities shall give rise to a Default or an Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act;

(ii) to the extent permitted by the Trust Indenture Act, waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Subordinated Debt Securities; and

(iii) acknowledges and agrees that, upon the exercise of any U.K. bail-in power by the relevant U.K. resolution authority, (a) the Trustee shall not be required to take any further directions from Holders or Beneficial Owners of the Subordinated Debt Securities under Section 5.12 of the Subordinated Indenture, and (b) neither the Subordinated Indenture nor the Eleventh Supplemental Indenture shall impose any duties upon the Trustee whatsoever with respect to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority. Notwithstanding the foregoing, if, following the completion of the exercise of the U.K. bail-in power by the relevant U.K. resolution authority, any of the Subordinated Debt Securities remain outstanding (for example, if the exercise of the U.K. bail-in power results in only a partial write-down of the principal of the Subordinated Debt Securities), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Subordinated Debt Securities following such completion to the extent that the Company and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Eleventh Supplemental Indenture, unless the Company and the Trustee agree in writing that a supplemental indenture is not necessary.

Each Holder or Beneficial Owner that purchases or acquires its Subordinated Debt Securities in the secondary market shall be deemed to acknowledge, agree to be bound by and consent to the same provisions specified in the Indenture to the same extent as the Holders and Beneficial Owners of the Subordinated Debt Securities that acquire the Subordinated Debt Securities upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Subordinated Debt Securities, including in relation to the U.K. bail-in power.

By purchasing or acquiring the Subordinated Debt Securities, each Holder and each Beneficial Owner shall be deemed to have (i) consented to the exercise of any U.K. bail-in power as it may be imposed without any prior notice by the relevant U.K. resolution authority of its decision to exercise such power with respect to the Subordinated Debt Securities and (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such Subordinated Debt Securities to take any and all necessary action, if required, to implement the exercise of any U.K. bail-in power with respect to the Subordinated Debt Securities as it may be imposed, without any further action or direction on the part of such Holder or Beneficial Owner or the Trustee.

No repayment of the principal amount of the Subordinated Debt Securities or payment of interest on the Subordinated Debt Securities shall become due and payable after the exercise of any U.K. bail-in power by the relevant U.K. resolution authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by the Company under the laws and regulations of the United Kingdom applicable to the Company and the Group.

Neither a reduction or cancellation, in part or in full, of the principal amount of, or interest on, the Subordinated Debt Securities or the conversion thereof into another security or obligation of the Company or another person, as a result of the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Company, nor the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Subordinated Debt Securities will be a Default or an Event of Default for any purpose.

Upon the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Subordinated Debt Securities, the Company shall provide a written notice to DTC as soon as practicable regarding such exercise of the U.K. bail-in power for purposes of notifying Holders of such occurrence. The Company shall also deliver a copy of such notice to the Trustee for information purposes. Any delay or failure by the Company in delivering the notices referred to in this paragraph shall not affect the validity and enforceability of the U.K. bail-in power.

The Company’s obligations to indemnify the Trustee in accordance with Section 6.07 of the Indenture shall survive any exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Subordinated Debt Securities.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Subordinated Debt Securities to be affected thereby by the Company and the Trustee with the consent of the Holders of not less than two-thirds in principal amount of the Subordinated Debt Securities at the time outstanding.  The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Subordinated Debt Securities, on behalf of the Holders of all Subordinated Debt Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Subordinated Debt Security shall be conclusive and binding upon such Holder and upon all future Holders of this Subordinated Debt Security and of any Subordinated Debt Security issued in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Subordinated Debt Security.

No reference herein to the Indenture and no provision of this Subordinated Debt Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay, if and when due and payable, the principal of (and premium, if any) and interest on, this Subordinated Debt Security at the times, place and rate, and in the coin or currency, herein prescribed.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Subordinated Debt Security of this series shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless such holder fulfills the requirements of Section 5.07 under the Indenture.

No reference herein to the Indenture and no provision of this Subordinated Debt Security or of the Indenture shall alter or impair the right of the Holder of this Subordinated Debt Security, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and interest, if any, on, this Subordinated Debt Security when due and payable in accordance with the provisions of this Subordinated Debt Security and the Indenture.

The Subordinated Indenture, the Eleventh Supplemental Indenture and the Subordinated Debt Securities are governed by, and construed in accordance with, the laws of the State of New York, except for the subordination and waiver of set-off provisions relating to the Subordinated Debt Securities, which are governed by, and construed in accordance with, the laws of Scotland.

Unless otherwise defined herein, all terms used in this Subordinated Debt Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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